Exhibit 99.1

                        Press Release of Candie's, Inc.
                              dated April 20, 2004

       Candie's, Inc. Reports Fourth Quarter and Fiscal Year 2004 Results
                          April 20, 2004 08:39:00 AM ET


Candie's, Inc. CAND (the "Company") today announced its results for the quarter ("Fourth Quarter") and fiscal year ending January 31, 2004 ("Fiscal 2004").


As previously announced in May 2003, the Company has licensed its footwear operations. As of the end of Fiscal 2004, the Company has completed the transition of its footwear business to the new licensing model, discontinuing all activity in its operating wholesale and retail footwear divisions, including the closing of all of its retail stores. The Company continues to operate its BONGO jeans wear division through its wholly-owned subsidiary Unzipped Apparel, LLC ("Unzipped") and Bright Star Footwear, LLC, also a wholly-owned subsidiary, which sells casual men's boots on a direct basis.

Licensing income, which is the core of the Company's business under its new licensing model, was $1.75 million for the Fourth Quarter, as compared to $934,000 in the prior year quarter, an increase of 87.0%. For Fiscal 2004, licensing income was $6.6 million as compared to $5.1 million in the prior fiscal year, an increase of 27.9%. Comparable licensing income for Fiscal 2004 increased $1.8 million, or 39.1% as the prior fiscal year included $414,000 of royalties the Company received from Unzipped prior to its acquisition. The increase was due primarily to revenue generated by new licenses. The Company anticipates significant increases in licensing income for Fiscal 2005, its first full year under the licensing model.


Selling, general and administrative expenses for the Fourth Quarter in the footwear segment (presently transitioned to the new licensing model) decreased by $2.4 million, or 32.4% to $4.9 million from $7.3 million in the comparable prior year quarter. With the operating footwear business now fully transitioned to the licensing model, the Company anticipates that selling, general and administrative expenses will continue to decrease significantly during Fiscal 2005, when compared to Fiscal 2004.


As anticipated, this transition has adversely impacted the operating results of the footwear segment for the Fourth Quarter and Fiscal 2004.


The Company reported a consolidated net loss of $6.4 million, or $.25 per share for the Fourth Quarter and a consolidated net loss of $11.3 million, or $.45 per share for Fiscal 2004, compared to a consolidated net loss of $7.5 million, or $.30 per diluted share and a consolidated net loss of $3.9 million, or $.17 per diluted share for the prior year quarter and fiscal year, respectively.


Consolidated net sales for the Fourth Quarter were $18.2 million, as compared to $37.4 million in the prior year quarter. For Fiscal 2004, consolidated net sales were $124.6 million, as compared to $151.6 million in the prior fiscal year.


Neil Cole, President and CEO commented, "With the transition of the footwear operating business now complete, we are able to fully focus on our future, licensing the CANDIE'S(R) and BONGO(R) brands to their full potential. We are pleased with the increase in licensing income reported in the Fourth Quarter and for the year, and we anticipate this strong upward trend to continue in Fiscal 2005 and beyond. At the same time, beginning in Fiscal 2005, the Company will realize the full benefit of the substantial reductions in selling, general and administrative expenses resulting from the new model. We believe that with the licensing model, which brings in sustained guaranteed income through royalties without the risk and uncertainty of the operating footwear business, the Company is now positioned for a profitable and stable future."


Shareholders are invited to listen to the conference call scheduled for today at 10:00 AM Eastern Daylight Time. The call will be webcast live via the Internet and can be accessed by logging on to www.candiesinc.com and clicking on the "Live Webcast" link on the "Investor's Overview" page. The call will be archived on the web and a replay can also be accessed via telephone by dialing (888) 286-8010 and will be available through April 27, 2004.


About Candie's, Inc.


Candie's, Inc. is in the business of licensing the CANDIE'S and BONGO trademarks on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly owned subsidiary, Unzipped Apparel, LLC. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. For investor information please visit the corporate web site at http://www.candiesinc.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

                                 Candie's, Inc.
                 Condensed Consolidated Statements of Operations
                     (000's omitted, except per share data)


                              Three Months Ended   Twelve Months Ended
                                  January 31,          January 31,
                             --------------------- -------------------
                                  2004       2003      2004      2003
                             ---------- ---------- --------- ---------

Net sales                      $18,221    $37,443  $124,603  $151,643
Licensing income                 1,747        934     6,574     5,140
                             ---------- ---------- --------- ---------

Net revenue                     19,968     38,377   131,177   156,783
Cost of goods sold              18,082     31,975   102,404   116,306
                             ---------- ---------- --------- ---------
                                 1,886      6,402    28,773    40,477

Selling, general and
 administrative                  6,640      9,546    32,308    37,872
Special charges                    981      3,266     4,629     3,566
                             ---------- ---------- --------- ---------
                                 7,621     12,812    36,937    41,438
                             ---------- ---------- --------- ---------

Operating loss                  (5,735)    (6,410)   (8,164)     (961)

Other expenses:
     Interest expense              656      1,123     3,118     3,373
     Equity income
      in joint venture               -          -         -      (250)
                             ---------- ---------- --------- ---------
                                   656      1,123     3,118     3,123
                             ---------- ---------- --------- ---------
Loss before income taxes        (6,391)    (7,533)  (11,282)   (4,084)
Provision (benefit) for
 income taxes                       11          -        58      (139)
                             ---------- ---------- --------- ---------
Net loss                       $(6,402)   $(7,533) $(11,340)  $(3,945)
                             ========== ========== ========= =========


Loss per share:
                 - Basic        $(0.25)    $(0.30)   $(0.45)   $(0.17)
                             ========== ========== ========= =========
                 - Diluted      $(0.25)    $(0.30)   $(0.45)   $(0.17)
                             ========== ========== ========= =========


Weighted average # of common shares:
                 - Basic        25,265     24,962    25,181    23,681
                             ========== ========== ========= =========
                 - Diluted      25,265     24,962    25,181    23,681
                             ========== ========== ========= =========


Selected Balance
  Sheet Data:                 1/31/2004   1/31/2003
---------------------------------------   ----------

Current Assets                 $ 26,923    $ 51,816
Total Assets                   $ 73,313    $103,417
Current Liabilities            $ 29,990    $ 45,921
Long Term Liabilities          $ 24,456    $ 28,505
Stockholders' Equity           $ 18,868    $ 29,011

Contact Information: Candie's Inc. Richard Danderline, 212-730-0030